Exhibit 99.1

SERVICE BANCORP, INC. 81 Main Street Medway, MA 02053	For Immediate Release

Service Bancorp, Inc. Reports a 48% Increase in Earnings

for the Quarter Ended September 30, 2005

Medway, MA, October 26, 2005 – Service Bancorp, Inc. (OTC:SERC), the bank holding company for Strata Bank, announced net income for the first quarter ended September 30, 2005, of $680,000, or $0.41 per share, compared with $459,000, or $0.28 per share, for the same quarter a year ago, an increase of $221,000, or 48%. This quarter included net gains on the sale of securities of $242,000, which was $203,000 higher than the $39,000 in net gains on the sale of securities for the same quarter a year ago. Excluding such gains, net of tax, net income would have been $521,000 for the quarter ended September 30, 2005, which was 21% higher than the net income of $432,000 for the same quarter last year.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Driving the gains in this quarter’s outstanding growth were commercial loans, mortgages and home equity lines, in addition to solid numbers from the non-interest income side of our business. These numbers indicate that our team’s vigorous approach to new business development continues to deliver strong results. Strata Bank’s steadfast focus on exceptional customer service is the hallmark of our success.”

The Company’s total assets were $365.1 million as of September 30, 2005, compared with $350.6 million as of June 30, 2005, an increase of $14.5 million, or 4.1%. The increase in assets was led by another quarter of loan growth. Total gross loans increased $13.2 million, or 4.8%, since June 30, 2005 to $289.3 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $5.5 million, or 5.2%, during the quarter ended September 30, 2005 to $111.6 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $6.6 million, or 4.5%, to $153.7 million. This quarter’s growth in residential loans was net of sales of $524,000. The Company was also successful in increasing home equity loans this quarter by $1.0 million, or 4.5%, to $22.8 million.

Investment securities, which consist primarily of federal agency bonds, mortgage-backed securities and corporate bonds, were maintained at the June 30, 2005 level of $55 million. Total deposits increased $3.2 million, or 1.2%, since June 30, 2005 to $258.0 million. Core deposits decreased $1.9 million, or 1.3%, while certificates of deposit increased $5.1 million or 5.0%. In order to provide additional funding for this quarter’s loan growth, the Company increased borrowings primarily from the Federal Home Loan Bank of Boston by $9.1 million, or 13.4%, since the June 30, 2005.

For the quarter ended September 30, 2005, net interest income increased $287,000, or 10.7%, over the same quarter last year. Average loans were $42.0 million higher compared to the same quarter last year, which was a major contributor to the increase in net interest income. Average certificates of deposit increased $16.2 million and average borrowings increased $22.8 million while average core deposits were approximately level with the same quarter last year. Yield on earning-assets increased 29 basis points to 5.70% for the quarter ended September 30, 2005 while the cost of interest-bearing liabilities increased 40 basis points to 2.49%. The interest rate spread for the quarter ended September 30, 2005 was 3.21%, a decline of 11 basis points from the same quarter last year. The interest rate margin for the quarter ended September 30, 2005 was 3.57%, 7 basis points lower than the same quarter last year. The decrease in interest rate spread and margin reflects the rising rate environment over the past year as certain of the Company’s liability costs have risen faster than yields on earning assets. However, the effect on net interest income from the decrease in interest rate spread and margin was more than offset by the increase in earning assets.

Non-interest income was $625,000 for the quarter ended September 30, 2005, $194,000, or 45.0%, higher than the same quarter last year. This quarter included net gains on the sale of securities of $242,000, as the Company took the opportunity in the market place to sell a corporate bond at a sizable gain as well as sell certain of its lowest yielding securities and reinvest the proceeds in new investment securities. This quarter’s net gain from the sale of securities was $203,000 higher than the $39,000 in gains recorded in the same quarter a year ago. Also included in non-interest income this quarter was a $9,000 gain on the sale of $524,000 in residential loans. Total non-interest expense for the quarter ended September 30, 2005 was $2.4 million, an increase of $88,000, or only 3.7%, as operating costs remain controlled.

The provision for loan losses was $132,000 for the quarter ended September 30, 2005, $30,000 higher than the same quarter a year ago due to this quarter’s higher level of loan growth. The allowance for loan losses totaled $2.6 million at September 30, 2005 and represented .91% of loans outstanding, slightly higher than the .90% at June 30, 2005. Non-performing assets totaled $275,000, or 0.08% of total assets at September 30, 2005, compared with $90,000, or 0.03% of total assets at June 30, 2005.

Stockholders’ equity increased to $26.6 million, or $16.43 book value per share, at September 30, 2005 from $26.5 million, or $16.38 book value per share, at June 30, 2005. The Company’s ratio of stockholders’ equity to total assets at September 30, 2005 was 7.30%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2005 was 7.56%. The slight decrease in the ratio was due to the growth in assets during the quarter.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	September 30, 2005	June 30, 2005	September 30, 2004
Consolidated Balance Sheet Data:
Total assets	$365,133	$350,602	$319,990
Total loans, net of allowance for loan losses	287,588	274,598	245,726
Short-term investments	4	2,454	1
Other investments	54,778	54,563	54,934
Deposits	257,983	254,805	234,933
Borrowings	76,728	67,650	57,888
Stockholders’ equity	26,637	26,515	25,848
Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.30%	7.56%	8.08%
Book value per share	$16.43	$16.38	$15.74
Non-performing assets to total assets	0.08%	0.03%	0.00%
Allowance for loan losses to loans	0.91%	0.90%	0.90%
Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended September 30,
	2005	2004
Consolidated Statement of Income Data:
Total interest income	$4,794	$4,026
Total interest expense	1,813	1,332

Net interest income	2,981	2,694
Provision for loan losses	132	102

Net interest income, after provision for loan losses	2,849	2,592

Service charges and other income	374	392
Gain on loan sales	9	—
Gain on securities, net	242	39

Total non-interest income	625	431

Total non-interest expense	2,437	2,349

Income before income taxes	1,037	674
Income taxes	357	215

Net income	$680	$459

Earnings per share:
Basic	$0.42	$0.28

Diluted	$0.41	$0.28

Weighted average shares:
Basic	1,619,852	1,637,013

Diluted	1,642,247	1,662,246

Performance Ratios:
Annualized return on average assets	0.76%	0.58%
Annualized return on average equity	10.04%	7.17%
Net interest spread	3.21%	3.32%
Net interest margin	3.57%	3.64%